SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Emmis Communications Corporation
(Exact name of registrant as specified in its charter)

Indiana	35-1542018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Monument Circle, Suite 700 Indianapolis, IN	46204
(Address of principal executive offices)	(Zip Code)

Emmis Communications Corporation 2017 Equity Compensation Plan
(Full title of the plan)

J. Scott Enright, Esq.
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
(Name and address of agent for service)
(317) 266‑0100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee
Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $.01 per share (3)	2,000,000	$2.86	$5,720,000	$662.95
Class A Common Stock, par value $.01 per share (4)(5)	366,192			—
Total	2,366,192			$662.95
____________________________________________________________________________________________

(1)
Any additional shares to be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this registration statement shall be covered by this registration statement as provided in Rule 416.

(2)
The price was determined pursuant to Rule 457(c) and (h) using average of reported high ($2.88) and low ($2.84) prices of the Registrant’s Class A Common Stock on Nasdaq on July 6, 2017, which is within five business days prior to the filing of this Registration Statement.

(3)
Up to 250,000 of these shares can be issued under the plan in the form of Class B Common Stock, which is immediately convertible at the option of the holder without payment of additional consideration into Class A Common Stock and automatically converted upon sale or other transfer. Pursuant to Rule 457(i), no additional fee is payable for registration of the conversion shares.

(4)
These shares represent shares available for issuance but not subject to outstanding awards under the Emmis Communications Corporation 2016 Equity Compensation Plan (the “2016 Plan”), which are carried over to the 2017 Plan. The issuance and sale of these shares under the 2016 plan were previously registered on Form S-8 under file no. 333-212419 (the “Prior Registration Statement”), as to which a filing fee was paid for these shares of approximately $107.68. Pursuant to General Instruction E, the Prior Registration Statement is incorporated by reference herein to the extent of such shares carried over to the 2017 Plan, and no additional fee is paid hereunder with respect to such shares.

(5)
In addition, the 2017 Plan provides for the issuance of additional shares subject to outstanding awards under prior plans to the extent such shares would again become available for new grants under the terms of the prior plans if the prior plans were still in effect. Pursuant to General Instruction E, the Prior Registration Statement is also incorporated by reference herein to the extent of any such additional shares, the number of which cannot be presently determined, and no additional fee is paid hereunder with respect to such shares.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents, all of which are on file with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this registration statement:

(a)	The Annual Report on Form 10-K for Emmis Communications Corporation (file no. 0-23264) for the fiscal year ended February 28, 2017;

(b)	The Quarterly Report on Form 10-Q for Emmis Communications Corporation (file no. 0-23264) for the fiscal period ended May 31, 2017;

(c)	The Current Reports on Form 8-K for Emmis Communications Corporation (file no. 0-23264) filed April 24, 2017 and May 9, 2017; and

(d)	The description of the Class A Common Stock of Emmis Communications Corporation contained in the Registration Statement on Form 8-A, File No. 0-23264, as amended.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents.

    For purposes of this Registration Statement, any statement contained in a report, document or appendix incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any subsequently filed report, document or appendix which also is or is deemed incorporated by reference modifies or supersedes such statement in such report, document or appendix. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

    Upon the written or oral request of any person to whom this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all of the information (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such information) that has been incorporated by reference into this Registration Statement but not delivered herewith. Requests should be directed to Investor Relations at the following address and telephone number: 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204, (317) 266-0100.

ITEM 4. DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Emmis Communications Corporation (the “Company”) is an Indiana corporation. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Company’s Second Amended and Restated Articles of Incorporation do not contain any provision prohibiting such indemnification. The Company’s Second Amended and Restated Articles of Incorporation expressly require such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual ‘s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Company’s Second Amended and Restated Articles of Incorporation generally provide that any director or officer of the Company or any person who is serving at the request of the Company as a director, officer, employee or agent of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the IBCL. The Second Amended and Restated Articles of Incorporation also provide such persons with certain rights to be paid by the Company the expenses incurred in defending proceedings in advance of their final disposition and authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company or any person who is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another entity against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Second Amended and Restated Articles of Incorporation.

The Company has entered into written indemnification agreements with each of its officers and directors that provide for indemnification by the Company to the maximum extent permitted under Indiana law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

5	Opinion and consent of Bose McKinney & Evans LLP regarding the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Bose McKinney & Evans LLP (included in Exhibit 5).

ITEM 9. UNDERTAKINGS.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on July 13, 2017.

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary

We the undersigned officers and directors of Emmis Communications Corporation hereby severally constitute and appoint J. Scott Enright and Patrick M. Walsh,, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Emmis Communications Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Emmis Communications Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on July 13, 2017, by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Patrick M. Walsh
Patrick M. Walsh	Director, President and Chief Operating Officer

/s/ Ryan A. Hornaday
Ryan A. Hornaday	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Susan B. Bayh
Susan B. Bayh	Director

/s/ James M. Dubin
James M. Dubin	Director

/s/ Gary L. Kaseff
Gary L. Kaseff	Director

/s/ Richard A. Leventhal
Richard A. Leventhal	Director

/s/ Peter A. Lund
Peter A. Lund	Director